EXHIBIT 99







                              FOR IMMEDIATE RELEASE

                     SVB Financial Services, Inc. Announces
                    Record Quarter and Year To Date Earnings


Somerville, NJ...October 15, 2002 Robert P. Corcoran, President and CEO of SVB Financial Services, Inc., the parent holding company of Somerset Valley Bank, announced third quarter and year to date earnings.

     Net income for the three months ended September 30, 2002 was $650,000, an increase of $137,000 or 27% from the third quarter of 2001. This net income represents basic and diluted earnings per share of $.19 in 2002 as compared to $.15 per share on a basic and diluted basis in 2001.

     On a year to date basis, net income was $1,777,000, an increase of $495,000 or 39% from 2001. This net income represents basic earnings per share of $.52 and diluted earnings per share of $.51 compared to basic and diluted earnings per share of $.39 and $.38, respectively in 2001.

     Net interest income increased $747,000 or 27% from last year, for the quarter and $1,866,000 or 23% on a year to date basis. "For the second quarter in a row, we maintained our net interest margin at 3.91%, while the Bank continues to experience excellent asset growth especially in the loan portfolio," said Corcoran.

     Total assets increased $81 million or 27% since September 30, 2001. Loans accounted for $39 million of the increase posting a growth rate of 20% since last September. "We continue to see borrowing by both businesses and individuals in the central New Jersey market for a variety of purposes," said Corcoran.
"While experiencing this significant growth in loans, we have been able to maintain our loan quality," he added.

     As of September 30, 2002 there were no loans past due more than 90 days and still accruing compared to $2,000 in loans in 2001. Loans on a non-accrual basis totaled $692,000 or .29% of gross loans in 2002 compared to $609,000 or .31% of gross loans in 2001.

     Non interest income declined $22,000 or 6% for the three months ended September 30, 2002 in comparison with 2001. Service charges on deposit accounts increased $25,000 or 13%. Gains on the sale of securities were $50,000 in 2002 compared to none in the third quarter of 2001. Offsetting these increases, gains on the sale of loans declined $89,000 or 77%. These gains are completely dependent upon the amount of SBA loans originated and sold in a particular quarter and fluctuate accordingly.



     Non interest expenses for the third quarter of 2002 increased $481,000 or 21% over the same period in 2001. Approximately half of this amount represented salaries and benefits as the Company increased staff for its new Warren office and to support the $81 million in asset growth. The Company also incurred $25,000 in initial start-up expenses for a new department to train personnel for and support the sale of annuities and mutual funds in its branch offices.

     The Warren office opened for business on September 9, 2002 and finished the month of September with over $4 million in deposits. Corcoran noted, "the Warren office has been well received by the professionals, businesses and individuals in Warren. As our tenth location, we are glad to see that it is off to an excellent start."

     Somerset Valley Bank operates offices in Somerville (2), Hillsborough, Bridgewater, Manville, Aberdeen, Bernards, Edison, Warren and at the Arbor Glen Retirement Community.

     SVB Financial Services,  Inc. is traded on the NASDAQ National Market under
the   trading   symbol   SVBF  and  can  be   accessed   via  the   Internet  at
www.somersetvalleybank.com.

     The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by an "asterisk" (*) or may use such forward-looking terminology as "expect", " look", " believe", " anticipate", " may", " will", or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry. Actual results may differ materially from such forward-looking statements. SVB Financial Services, Inc. assumes no obligation for updating any such forward-looking statement at any time.